Exhibit 10.30

Kewaunee Scientific Corporation

Executive Severance Pay Policy

Effective Date: December 12, 2005

Revised:	N/A

PURPOSE

Severance pay benefits are intended to provide support for Kewaunee Scientific Corporation (the “Company”) Executive Associates who become unemployed as a result of management action. The philosophy of this policy is to ensure that management does not take lightly the separation of any Company Associate, whether because of performance deficiencies or Company action. The policy is designed to be fair to all affected Associates and even beneficial to those Associates who choose to sign a release and waiver of claims agreement. Release and waiver agreements are strongly encouraged in this policy because the Company needs to protect its interests in exchange for the additional consideration provided to Associates.

SCOPE

The Executive Severance Pay Policy applies to active, regular, full-time, non-union, U.S. exempt salary Associates, in salary grade 19 or higher, reporting directly to the President and Chief Executive Officer of the Company.

A.	Director of Human Resources

The Director of Human Resources is responsible for administering the Severance Pay Policy in a way that is consistent with both the philosophy and the mechanics of the policy, as well as entering the proper codes into the Company’s HRIS and payroll systems.

B.	Compensation Committee of the Board of Directors

The Compensation Committee is the Plan Administrator of the Executive Severance Pay Policy and is responsible for final interpretation of the Policy. Any changes to the Policy must be approved by the Compensation Committee and the Board of Directors. The Associates covered under this policy shall be notified within ten (10) days of any such changes.

PROVISIONS

Eligibility

All active, regular, full-time, non-union, U.S. exempt salary Associates, in salary grade 19 or higher, reporting directly to the President and Chief Executive Officer of the Company.

Severance Benefit Overview

Consistent with the Company’s policy, severance benefits are intended to provide support for Executive Associates who become unemployed as a result of a qualifying event. Two levels of benefits, standard and enhanced, are available under the severance program to Executive Associates who meet the eligibility and participation requirements. For an Associate to receive the enhanced benefits, he or she must sign the Release and Waiver Agreement described below. Severance payment(s) are subject to applicable taxes and withholdings, and are not earned or deferred compensation. The Company will deduct and/or withhold from separation pay any applicable medical insurance contributions.

Qualifying Events

A qualifying event is a termination of employment under circumstances that are typically management-initiated and not related to the Associate’s own action(s). Examples of such events include, but are not limited to, reductions-in-force, plant closings, and major restructuring efforts. The following are examples of circumstances that would NOT constitute qualifying events. This list is not intended to be all-inclusive.

1.	Resignation;

2.	Associate-elected retirement;

3.	Termination of employment for cause;

4.	Permanent disability with actual receipt of long-term disability benefits per disability plan;

5.	Failure to return to work after temporary lay-off;

6.	Resignation or loss of employment due to a personal leave of absence;

7.	When an operation is restructured and the Associate is offered a reasonably comparable job, or an operation is divested and the Associate is employed by the new owner and/or management of the operation;

8.	When an Associate is transferred to or offered a reasonably comparable job in any Company operation, subsidiary, or affiliated company (unless the offered position would have required the Associate to relocate to a new work location that is fifty (50) miles away from his or her current residence); or

9.	Death.

Release and Waiver of Claims Agreements

The Release and Waiver Agreement contains a release of all legal claims, including employment discrimination claims under the Age Discrimination in Employment Act, the Civil Rights Act of 1964 as amended, the Equal Pay Act, and the Americans with Disabilities Act, against the Company. Release and waiver of claims agreements are a critical element in the Severance Pay Policy and, thus, should be used in instances involving qualifying events to help limit litigation challenging such Company action. Thus, for an Associate to receive the enhanced severance pay and benefits outlined in this Policy, he or she must sign the release and waiver agreement.

All release agreements must be executed in accordance with the Older Workers Benefit Protection Act of 1990. Please be advised that the legal requirements for release agreements vary depending on the nature of the qualifying event and the population of Associates involved. Consequently, the Director of Human Resources must review and approve all release and waiver agreements prior to distributing any release agreements.

Associates who choose not to sign the release and waiver of claims agreement will be eligible for the standard severance payment as designated below, COBRA coverage for up to 18 months, and vested/unused vacation earned prior to the termination date. They will not be eligible for any other benefits provided for in this Policy.

If an Associate is terminated by action of the Company as described above, the Associate will be paid a severance payment(s) according to one of the schedules below, depending on whether he or she signs a release and waiver agreement. To receive enhanced benefits, the Associate must sign, submit, and not revoke the release agreement that provides additional consideration for signing a release of all potential claims and provides the Company certain protections authorized by law.

Associates must be advised to consult with an attorney prior to executing the release and waiver agreement described in this Policy.

Release and waiver agreements are legal documents and may NOT be altered for any reason without prior approval from the Director of Human Resources.

When a severance package is offered to an Associate, he or she will receive a release and waiver agreement that includes the following provisions:

•	Review period of 45 days
•	Revocation period of 7 days
•	Attachment A to the release and waiver agreement (listing in accordance with the OWBPA)

•	Review Period

The Associate may sign and return the agreement at any time within forty-five (45) days of receipt. Signed agreements should be returned to the Director of Human Resources.

•	Revocation Right

If the Associate signs the release and waiver agreement, he or she may revoke it in writing within seven (7) days after it is signed and returned. Revocations must also be returned to the Director of Human Resources and are not effective unless received within the seven-day period. Once the Associate has signed and returned the release and waiver agreement and the period for revocation has expired, he or she is entitled to begin receiving the enhanced benefits. This seven-day revocation period cannot be shortened.

Severance Pay

Severance payments are calculated at the Associate’s base compensation rate at the time of his or her termination of employment. Base compensation does not include bonuses, overtime pay, commissions, fees, incentives, or automobile allowances.

Severance pay is based on length of service from the most recent hire date to the date the Associate is terminated because of the qualifying event. Associates with less than two full years of service will receive the minimum payment as applicable.

The Company reserves the right to amend or completely terminate this Policy for any or all groups of Associates at any time, pursuant to the Employee Retirement Income Security Act of 1974 (ERISA).

Standard Severance Payment (Without a Signed Release and Waiver Agreement)

Eligible Associates who choose not to sign the release and waiver of claims agreement are eligible for the Company’s standard severance plan as indicated below, COBRA for up to 18 months, and will be paid for any vested/unused vacation earned prior to the termination date. They will not be eligible for any other benefits provided for in this policy.

Standard Severance Payment Without a Signed Release and Waiver Agreement            Number of Weeks–4

Enhanced Severance Payment (With a Signed Release and Waiver Agreement)

Enhanced Benefits:

Eligible Associates who sign a release and waiver agreement are entitled to the following benefits:

•	Enhanced severance payment as additional consideration for releasing all potential claims. Eligible Associates will be paid severance pay in accordance with the enhanced schedule listed below for each full or partial year of service, less applicable benefit contributions, taxes, and withholdings.

Enhanced Payment Schedule

Years of Service	Number of Weeks
2	20
3	24
4	28
5	32
6	36
7	40
8	44
9	48
≥10	52

Continuation of Current Benefits (only applicable with a signed release and waiver of claims agreement)

•	Medical and Dental

In consideration of the Associate executing the release and waiver agreement, and in addition to the severance pay benefits, if the Associate is participating in the Company’s group medical and dental plan, he or she may continue to participate in the applicable group plans, pursuant to those plans’ terms until the end of the month in which he or she receives any separation pay.

The Company’s and the Associate’s contributions for these benefits are the same as the contributions for active Associates.

The Company reserves the right to modify or terminate any group medical and dental insurance plan at any time. The Company also reserves the right to change the required participant contributions for any group medical and dental insurance plan at any time.

•	Optional COBRA Continuation Coverage

After the Associate’s insurance continuation has ceased, he or she will be eligible to elect optional COBRA coverage for 18 months. Associates will receive an application for COBRA coverage from the COBRA administrator shortly after his or her termination date.

Benefits That End

In all circumstances, regardless of whether a release and waiver agreement is signed, all other benefits will cease as of the last day of employment consistent with Plan documents.

Other Considerations

•	Workers’ Compensation

•	If the Associate is terminated immediately due to a qualifying event, severance benefits shall be paid as outlined in this Policy.

•	If the Associate is terminated due to a qualifying event only after the Company has satisfied a workers’ compensation obligation, severance benefits will be paid at termination as outlined in this Policy, except that such benefits will include service only through the date at which the Associate would otherwise have been terminated.

•	If workers’ compensation has previously been denied by the Company and in legal dispute, and if the Associate is terminated due to a qualifying event, severance benefits should be paid at termination as outlined in this Policy. However, prior to paying severance, it is important to confer with legal counsel handling the matter to consider any ramifications to the Company’s legal strategy.

•	Educational Reimbursement

The Company will provide education reimbursement per the policy guidelines.

•	Medical Plan Option – With signed release and waiver of claims agreement

If an Associate is participating in the Company’s group medical and dental plan, since the loss of job is a life event, the Associate may make an immediate change in their coverage level or medical plan option. The Associate should advise the Director of Human Resources of any change in coverage.

Reemployment

It is understood that the separated Associate will make reasonable efforts to secure employment during the separation pay period. Should an Associate become reemployed by the Company or any other employer before receiving the full separation pay allowance to which he or she is entitled, no payments will be made beyond his or her date of reemployment. Medical insurance, which was in effect, will be in effect until the end of the month during which he or she received any separation pay.

Method of Payment

•	Separation payments will be made based on an Associate’s normal payroll schedule.

•	Concurrent with the first separation check, and all subsequent checks, the separated Associate will be mailed a form stating, “I am currently unemployed.” This form must be signed, dated, and returned to the Company prior to the distribution of the next scheduled check. This process will be followed until the separated Associate states he or she has employment, or the separation pay per the schedule has been exhausted.

Claims Procedure

If an Associate is separated from employment and believes that he or she is entitled to additional benefits, then the Associate should send a written notice of claim to the Director of Human Resources. The Human Resources Director must receive this notice within 90 days from the separation from employment. Claims received more than 90 days after separation will automatically be denied.

If the claim is properly submitted, the Director of Human Resources needs to promptly send this claim to the Plan Administrator for review. The Company will send a written decision to a claimant within 30 days of receipt of the claim. The decision of the Plan Administrator will be final. The Plan Administrator shall exercise his or her powers in a uniform and nondiscriminatory manner.

The Plan Administrator retains the discretion to reduce the Severance Allowance, or any other settlements or relocation subsidies, to recover any amounts the Associate owes to the Company. By participating in this program, the Associate waives all notices and demands in connection with such offsets and consents thereto.